SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

August 18, 2004 Date of Report (Date of earliest event reported)

Weider Nutrition International, Inc. (Exact name of registrant as specified in its charter)

Delaware	001-14608	87-0563574
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2002 South 5070 West Salt Lake City, Utah (Address of principal executive offices)		84104-4726 (Zip Code)

(801) 975-5000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

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Item 5.     Other Events.

On August 18, 2004, Weider Nutrition International, Inc. announced that it had reached an agreement in principle to sell certain assets of its Active Nutrition Unit relating to its Weider® branded business domestically and internationally to Weider Health and Fitness, a privately held company headquartered in California and the majority stockholder of the Company. The terms provide for a purchase price of approximately $7.6 million in exchange for assets relating to the domestic Weider branded business, including inventory, receivables, and intangible and intellectual property, the capital stock of certain of the Company's international subsidiaries related to the international Weider® branded business, and the assumption of certain associated liabilities by Weider Health and Fitness. The final sales price is subject to upward or downward adjustment based upon the determination of the divested business’ final working capital balance.

We have formed a Special Committee of our Board of Directors to negotiate, review and finalize the potential transaction. The potential transaction is subject to customary conditions, including among other matters, the negotiation and execution of a definitive purchase agreement, the receipt by the company of a fairness opinion from an independent financial advisor, and the approval of the boards of directors of both the company and Weider Health and Fitness.

A copy of the press release announcing the transaction referred to above is attached hereto as Exhibit 99.1 and the foregoing description is qualified in its entirety by reference to the full text of the letter agreement and term sheet attached hereto as Exhibit 99.2.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

       (c)        Exhibits

99.1	Press Release dated August 18, 2004.

99.2	Letter Agreement and Term Sheet dated August 18, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     WEIDER NUTRITION INTERNATIONAL, INC.

By:	/s/ Joseph W. Baty
Name: Joseph W. Baty
Title: Executive Vice President and Chief
Financial Officer

Date: August 18, 2004

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